                                                Filed pursuant to Rule 424(b)(4)
                                                Registration No. 333-36105


PROSPECTUS



                                 AMRESCO, INC.


                        1,790,352 SHARES OF COMMON STOCK


         The shares of Common Stock, $0.05 par value per share (the "Common
Stock"), of AMRESCO, INC. (the "Company") covered by this Prospectus are shares which may be offered and sold (the "Offering"), from time to time, by certain shareholders of the Company (including trusts, limited partnerships or other limited liability entities to which one or more current shareholders of the Company may transfer all or some of their shares of Common Stock)
(collectively, the "Selling Shareholders"). See "SELLING SHAREHOLDERS." All of the shares covered hereby will be sold only by the Selling Shareholders. This
Prospectus does not purport to cover the initial issuance by the Company of the shares of Common Stock, but only the reoffer and resale of such shares by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the shares of Common Stock by the Selling Shareholders.

         The Selling Shareholders may from time to time sell the shares of Common Stock covered by this Prospectus to or through one or more underwriters, and may also sell shares of Common Stock directly to other purchasers or through agents, on the Nasdaq National Market in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to the then prevailing market price or at negotiated prices. See "PLAN OF DISTRIBUTION."

         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "AMMB."

         SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN
FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK
OFFERED HEREBY.

                             _____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.

                             _____________________


              The date of this Prospectus is October 1, 1997
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         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR
MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE
SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO
WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY
SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS
UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE
INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT ITS DATE.
                               _______________

                              TABLE OF CONTENTS
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Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Certain Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
Forward-Looking Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Recent Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Selling Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Description of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

                                _______________


                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, the Company files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information can be inspected and copied at the public reference facilities that the Commission maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the Commission at the principal offices of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such documents may also be obtained at the website maintained by the Commission (http://www.sec.gov). The Company's Common Stock is quoted on the Nasdaq National Market and such reports, proxy and information statements and other information may be inspected at the National Association of Securities Dealers, Inc., 1735 K. Street N.W., Washington, D.C. 20006. The Company's 10% Senior Subordinated Notes, Senior Notes and 10% Senior Subordinated Notes due 2004 are listed for trading on the New York Stock Exchange. Reports, proxy and information statements and other information concerning the Company can be inspected at the offices of such Exchange, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in the Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1996 (filed March 31, 1997; File No. 001-11599), (ii) Current Report on Form 8-K dated March 7, 1997 (filed March 7, 1997; File No. 001-11599), (iii) Current Report on Form 8-K dated March 12, 1997 (filed March 27, 1997; File No. 001- 11599), (iv) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 (filed May 15, 1997; File No. 001- 11599), (v) Current Report on Form 8-K dated May 28, 1997 (filed May 30, 1997; File No. 001-11599), (vi) Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (filed August 13, 1997; File No. 001-11599), (vii) Registration Statement on Form 8-A, as amended by Form 8-A/A No. 1, dated November 7, 1996 (filed November 7, 1996; File No. 001-11599), and (ix) Registration Statement on Form 8-A dated May 28, 1997 (filed May 30, 1997; File No. 000-08630).

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed superseded or modified for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to the Company, 700 North Pearl Street, Suite 2400, LB 342, Dallas, Texas 75201, Attention: L. Keith Blackwell, Vice President, General Counsel and Secretary. Telephone requests may be directed to
L. Keith Blackwell, Vice President, General Counsel and Secretary of the Company, at (214) 953-7700.

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                              CERTAIN DEFINITIONS

         The following are certain defined terms which may be used in this
Prospectus:

         "ACC"  means AMRESCO Capital, L.P., a subsidiary of the Company.

         "AMRESCO SERVICES" means a division of AMRESCO Services, L.P., a subsidiary of the Company.

         "ASSET PORTFOLIO" means a pool or portfolio of performing, nonperforming or underperforming commercial, industrial, agricultural and/or real estate loans.

         "CLC" means Commercial Lending Corporation, a Nevada corporation (now renamed as "AMRESCO Commercial Lending Corporation").

         "CLC ACQUISITION" means the Company's purchase of all of the outstanding capital stock of CLC and of certain assets of CLC IO, a sister company of CLC.

         "CLC IO" means CLC IO, Inc., a Nevada corporation.

         "COMPANY" means, unless otherwise stated in this Prospectus or unless the context otherwise requires, the Company and each of its subsidiaries.

         "CONDUIT PURCHASERS" means investment bankers and other financial intermediaries who purchase or otherwise accumulate pools or portfolios of loans having common features (e.g., real estate mortgages, etc.), with the intent of securitizing such loan assets and selling them to a trust that obtains its funds by selling ownership interests in the trust to public or private investors.

         "CONVERTIBLE SUBORDINATED DEBENTURES" means the Company's 8% Convertible Subordinated Debentures due 2005.

         "CREDIT ENHANCEMENT" means the method by which a seller of asset-backed securities achieves a higher credit rating with respect to such securities than the credit rating of the assets collateralizing such securities. Credit enhancement is often achieved through the use of financial guaranty insurance policies.

         "DUS" means the Delegated Underwriting and Servicing program established by Fannie Mae that permits a DUS approved lender to commit and close loans for multifamily mortgages for resale to Fannie Mae without Fannie Mae's prior approval of such loans.

         "FACE VALUE" means, with respect to any loan or Asset Portfolio, the aggregate unpaid principal balance of a loan or loans.

         "FANNIE MAE"  means the Federal National Mortgage Association.

         "FREDDIE MAC"  means the Federal Home Loan Mortgage Corporation.

         "FULL SERVICER" means an entity which serves as Primary Servicer, Master Servicer and Special Servicer on an Asset Portfolio.

         "HOLLIDAY FENOGLIO" means Holliday Fenoglio, L.P., a subsidiary of the Company.

         "MASTER SERVICER" means an entity which provides administrative services with respect to securitized pools of mortgage-backed securities.

         "PREFERRED STOCK" means the Company's preferred stock, par value $1.00 per share.

         "PRIMARY SERVICER" means an entity which provides various administrative services with respect to loans such as collecting monthly mortgage payments, maintaining escrow accounts for the payment of taxes and insurance premiums on behalf of borrowers, remitting payments of principal and interest promptly to investors in mortgages or the Master Servicer of a pool and reporting to those investors or the Master Servicer on financial transactions related to such mortgages.

         "QUALITY"  means Quality Mortgage USA, Inc., a California corporation.

         "QUALITY ACQUISITION" means the Company's purchase of substantially all the operating assets, and the assumption of certain liabilities, of Quality Mortgage USA, Inc.

         "QUALITY PURCHASE AGREEMENT" means that certain agreement dated October 9, 1996 by and among ARMC and Quality, Calmac Funding, Russell and Rebecca Jedinak, DLJ Mortgage Capital, Inc., and DLJ Quality Partners, L.P.

         "REVOLVING LOAN AGREEMENT" means the First Amended and Restated Revolving Loan Agreement dated as of April 25, 1996 and as subsequently amended, among the Company, NationsBank of Texas, as Agent, and the banks which are parties thereto from time to time.

         "RULE 144" means Rule 144 promulgated under the Securities Act.

         "SECURITIZATION" and "SECURITIZED" mean a transaction in which loans originated or purchased by an entity are sold to special purpose entities organized for the purpose of issuing asset-backed, mortgage-backed or commercial loan-backed securities.

         "SENIOR NOTES"  means the Company's Senior Notes, Series 1996-A due
1999.

         "SENIOR SUBORDINATED NOTES" means the Company's 10% Senior Subordinated Notes due 2003 and the Company's Senior Subordinated Notes due 2004, collectively.

         "SPECIAL SERVICER" means an entity which provides asset management and resolution services with respect to nonperforming or underperforming loans within a pool of performing loans and/or mortgages.

         "SUBORDINATED CERTIFICATES" means the unrated and uninsured tranches of collateralized residential or commercial mortgage-backed securities which are included under the caption "Retained Interests in Securitizations trading" in the Company's consolidated balance sheet.

         "SUB-PRIME LOAN" means a residential mortgage loan to borrowers who do not qualify for conventional loans or whose borrowing needs are not met by traditional residential mortgage lenders. Such borrowers may not satisfy the more rigid underwriting standards of the traditional residential mortgage lending market for a number of reasons, such as blemished credit histories (from past loan delinquencies or bankruptcy), inability to provide income verification data or lack of established credit history.

         "WAREHOUSE" means a type of lending arrangement whereby loans funded or purchased and held for sale are financed by financial institutions or institutional lenders on a short-term basis and secured by the underlying loans.

                                  THE COMPANY

         The Company is a leading specialty financial services company engaged in residential mortgage banking, commercial mortgage banking, asset management and commercial finance.

RESIDENTIAL MORTGAGE BANKING

         The Company originates, acquires, warehouses and securitizes sub-prime loans. Borrowers under such loans may not satisfy the more rigid underwriting standards of the traditional residential mortgage lending market for a number of reasons, such as blemished credit histories (from past loan delinquencies or bankruptcy), inability to provide income verification data or lack of established credit history. The Company believes that this market is large and is underserved by traditional lenders. Therefore, there is less competition in this market and interest rates are higher than on mortgage loans for more creditworthy borrowers. The Company believes that the higher interest rates offered by the sub-prime loan market are attractive even after taking into account the potentially greater credit risk associated with such borrowers.

COMMERCIAL MORTGAGE BANKING

         The Company performs a wide range of commercial mortgage banking services, including originating, underwriting, placing, selling, securitizing and servicing commercial real estate loans through Holliday Fenoglio, ACC and AMRESCO Services.

         Holliday Fenoglio primarily serves commercial real estate developers and owners by originating commercial real estate loans and acting as a broker on commercial real estate sales through its own commission-based mortgage bankers. The loans originated by Holliday Fenoglio generally are funded by institutional lenders, principally insurance companies, and by ACC and other Conduit Purchasers. Holliday Fenoglio generally retains Primary Servicer rights on a portion of the loans originated by it. The Company believes that Holliday Fenoglio's relationship and credibility with its institutional lender network provide the Company with a competitive advantage in the commercial mortgage banking industry.

         ACC is a mortgage banker that originates, underwrites and securitizes commercial real estate loans that are funded primarily by Conduit Purchasers and Fannie Mae. ACC has established AMRESCO Commercial Mortgage Funding, L.P., a Delaware limited partnership with an affiliate of Goldman Sachs & Co. The partnership funds a significant portion of ACC's commercial real estate loan originations and ACC and the Goldman Sachs & Co. affiliate share equally in the accumulation and securitization profits and risks.. ACC serves its market directly through branch offices as well as through a network of independent mortgage brokers, including Holliday Fenoglio. ACC is approved by Fannie Mae to participate in its DUS program, which ACC believes makes it a more competitive loan originator and underwriter of multifamily mortgages. ACC is also an approved lender in the Freddie Mac multifamily seller/servicer program in the states of Florida, North Carolina and South Carolina.

         AMRESCO Services serves as a Primary Servicer for whole loans and as a Master/Full Servicer for securitized pools of commercial mortgages. The dominant users of commercial loan servicers are commercial mortgage-backed bond trusts and similar securitized commercial asset-backed loan portfolios held by numerous passive investors. Historically, the revenue stream from servicing contracts on commercial mortgages has been relatively predictable due in part to prepayment penalties in commercial mortgages that tend to discourage early loan payoffs.

ASSET MANAGEMENT

         The Company manages and resolves Asset Portfolios acquired at a discount to Face Value by the Company alone and by the Company with co-investors. The Company also manages and resolves Asset Portfolios owned by third parties. Asset Portfolios generally include fee owned real estate and secured loans of varying qualities and collateral types. The majority of the loans in the Asset Portfolios in which the Company invests are in default at the time of acquisition. Asset Portfolios purchased by the Company are currently comprised of real estate secured loans and collateralized business loans, the resolution of which may be based either on cash flow of a business or on real estate and other collateral securing the loan. While the majority of the Asset Portfolios managed or owned by the Company are located in the United States, the Company has opened offices in Toronto and London through which it pursues Asset Portfolio acquisition opportunities and manages its investments in Canada and Western Europe. The Company and a major Wall Street bank were recently awarded a contract to buy an Asset Portfolio in Mexico. The Company may seek further opportunities in Mexico. The Company may open offices and seek strategic alliances in international markets.

         The Company provides real estate investment advice to various institutional investors (primarily pension funds) seeking to invest in real estate and related investments. Although the Company is paid acquisition, disposition and performance-based incentive fees by some of its clients, its principal form of revenue from this activity is asset management fees, which are based on the cash flow or value of the investments under management.

COMMERCIAL FINANCE

The Company's commercial finance business was formally commenced in 1996. The Company intends to expand its commercial finance business through acquisitions of targeted niche finance companies and internal start-ups. The Company's commercial finance business currently involves: (i) providing high yield debt financing for the real estate and communications industries and for businesses and projects which are unable to access traditional lending sources, (ii) providing construction financing for builders of single family residences,
(iii) originating, acquiring, warehousing, securitizing and servicing loans to franchises with single franchise and multiple franchise operations, and other small business owners, and (iv) equipment leasing and related financing activities.

         The Company is a Delaware corporation. The Company's principal executive offices are located at and its mailing address is 700 North Pearl Street, Suite 2400, Dallas, Texas 75201 and its telephone number at that address is (214) 953-7700.

                                  RISK FACTORS

         Investors should carefully consider the following matters in connection with an investment in the Common Stock, in addition to the other information contained or incorporated by reference in this Prospectus.

RISKS ASSOCIATED WITH RAPID GROWTH AND ENTRY IN NEW BUSINESS

         In early 1994, the Company made the strategic decision to diversify its business lines. The Company has entered the residential mortgage banking, commercial mortgage banking, commercial finance and institutional real estate investment advisory businesses through a combination of acquisitions and the internal start-up of new business lines. These businesses recently have contributed a substantial portion of the Company's operating profit and the Company expects they will continue to contribute a substantial portion of its revenue and operating income for the foreseeable future. The Company has also increased its investments in Asset Portfolios. The rapid entry of the Company into these business lines has resulted in increased demands on the Company's personnel and systems. As part of its business strategy, the Company intends to acquire additional businesses which complement the Company's core capabilities in specialty financial services. The Company must successfully continue its assimilation of multiple acquired businesses with differing markets, customer bases, financial products, systems and managements. An inability to assimilate acquired businesses could have an adverse effect on the Company's financial condition and results of operations. The Company's ability to support, manage and control continued growth is dependent upon, among other things, its ability to hire, train, supervise and manage its workforce and to continue to develop the skills necessary for the Company to compete successfully in its new business lines. There can be no assurance that the Company will successfully meet all of these challenges.

NEED FOR ADDITIONAL FINANCING

         General. The Company's ability to execute its business strategy depends to a significant degree on its ability to obtain additional indebtedness and equity capital. The Company has no commitments for additional borrowings or sales of equity capital and there can be no assurance that the Company will be successful in consummating any such future financing transactions on terms satisfactory to the Company, if at all. Factors which could affect the Company's access to the capital markets, or the costs of such capital, include changes in interest rates, general economic conditions and the perception in the capital markets of the Company's business, results of operations, leverage, financial condition and business prospects. Each of these factors is to a large extent subject to economic, financial and competitive factors beyond the Company's control. In addition, covenants under the Company's current and future debt securities and credit facilities may significantly restrict the Company's ability to incur additional indebtedness and to issue Preferred Stock. The Company's ability to repay its outstanding indebtedness at maturity may depend on its ability to refinance such indebtedness, which could be adversely affected if the Company does not have access to the capital markets for the sale of additional debt or equity securities through public offerings or private placements on terms reasonably satisfactory to the Company.

         Dependence on Warehouse Financing. The Company's residential mortgage banking, commercial mortgage banking and commercial finance securitization businesses depend upon warehouse facilities with financial institutions or institutional lenders to finance the Company's origination and purchase of loans on a short-term basis pending sale or securitization. Implementation of the Company's growth strategy requires continued availability of warehouse facilities and may require increases in the capacity of warehouse facilities. There can be no assurance that such financing will be available on terms reasonably satisfactory to the Company. The inability of the Company to arrange additional warehouse facilities or to extend or replace existing facilities when they expire would have a material adverse effect on the Company's business, financial condition and results of operations and on the Company's outstanding securities.

RISKS OF SECURITIZATION

         Significance of Securitization. The Company currently believes that it will become increasingly dependent upon its ability to securitize mortgage loans and other loans by pooling and subsequently selling them in the secondary market in order to generate revenues, earnings and cash flows. Accordingly, adverse changes in the secondary market for such loans could impair the Company's ability to originate, purchase and sell mortgage loans on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's business and results of operations. The Company endeavors to effect a securitization of its residential mortgage loans on at least a quarterly basis and its commercial mortgage and commercial finance loans on at least a semi-annual basis. However, market and other considerations, including the conformity of loans to insurance company and rating agency requirements, could affect the timing of such transactions. Any delay in the sale of loans beyond the reporting period in which such sale is anticipated to occur would delay any expected gain on sale and adversely affect the Company's reported earnings for reporting period.

         Investment in Subordinated Certificates. The Company invests in Subordinated Certificates created in securitizations completed by the Company or purchased from third parties. The Subordinated Certificates entitle the holder to the excess of the interest and principal paid by borrowers on the loans pooled in the securitization over the interest and principal passed through to other investors in the securities created in the securitization transaction, less the normal servicing and other fees and credit losses realized. The estimated fair value of the Subordinated Certificates is computed using prepayment, default and interest rate assumptions that the Company believes market participants would use for similar instruments at the time of sale. These assumptions may not reflect actual future results. Accordingly, no assurance can be given that these securities could in fact be sold or recovered at their stated values on the balance sheet, if at all.

         Contingent Risks. Although the Company sells substantially all the mortgage loans and other loans which it originates or purchases, the Company retains some degree of credit risk on substantially all loans sold. During the period of time that loans are held pending sale, the Company is subject to the various business risks associated with the lending business, including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers. The documents governing the Company's securitization program require the Company to establish deposit accounts or build over-collateralization levels through retention of distributions otherwise payable to the holders of the Subordinated Certificates. Such amounts serve as credit enhancement for the related trust and are therefore available to fund losses realized on loans held by such trust. In addition, documents governing the Company's securitization program require the Company to commit to repurchase or replace loans which do not conform to the representations and warranties made by the Company at the time of sale.

         Retained Risks of Securitized Loans. The Company makes various representations with respect to the loans that it pools and securitizes. The Company's representations rely in part on similar representations made by the originators of such loans when they were purchased by the Company. In the event of a breach of its representations, the Company may be required to repurchase or replace the related loan using its own funds. While the Company may have a claim against the originator in the event of a breach of any of these representations made by the originators, the Company's ability to recover on any such claim will be dependent on the financial condition of the originator. There can be no assurance that the Company will not experience a material loss in respect of any of these contingencies.

         Importance of Credit Enhancement. To market residential mortgage-backed, commercial mortgage-backed and commercial loan-backed securities, the Company has in the past used various means of credit enhancement to obtain a "AAA/Aaa" rating for such securities. In its residential mortgage-backed and commercial loan-backed securitizations, the Company has relied to a significant extent on monoline insurance companies to provide such credit enhancement. Any unwillingness of monoline insurance companies to guarantee the senior interests in the Company's loan pools could have a material adverse effect on the Company's financial position and results of operations.

RISKS RELATED TO SUB-PRIME LOANS

         The sub-prime loan market is comprised of credit-impaired borrowers who generally have significant equity in their homes and whose borrowing needs are not currently met by traditional financial institutions. Loans made to such borrowers may entail a higher risk of delinquency and higher losses than loans made to more creditworthy borrowers. While the Company believes that the underwriting criteria and collection methods it employs enable it to reduce the higher risks inherent in loans made to credit-impaired borrowers, no assurance can be given that such criteria or methods will afford adequate protection against higher delinquencies, foreclosures or losses than anticipated and, as a result, the Company's financial condition or results of operation could be adversely affected.

SERVICING RISKS; BORROWER DELINQUENCIES AND CLAIMS

         When borrowers are delinquent in making monthly payments on commercial mortgage loans serviced by the Company, the Company is required to advance interest payments with respect to such delinquent loans to the extent that the Company deems such advances ultimately recoverable. These advances require funding from the Company's capital resources but have priority of repayment from collections or recoveries on the loans in the related pool in the succeeding month. In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees and officers of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's consolidated financial position or results of operations; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's financial position and results of operations.

         As a participant in the Fannie Mae DUS program, the Company must accept a first loss risk on loans originated by the Company. In addition, the Company must also make certain representations and warranties concerning loans originated by the Company and sold to Conduit Purchasers or Fannie Mae. These representations cover such matters as title to the property, lien priority, environmental reviews and certain other matters.

ASSET PERFORMANCE ASSUMPTIONS

         The Company's business, financial condition, results of operations and liquidity depend, to a material extent, on the performance of loans owned directly or backing securities purchased and sold by the Company. The carrying value of the Company's Asset Portfolios, Subordinated Certificates and certain other assets have been determined in part using estimates of future cash flows based on assumptions concerning future default and prepayment rates that are consistent with the Company's historical experience and market conditions and present value discount rates that the Company believes would be requested by an unrelated purchaser of an identical stream of estimated cash flows. Management believes that the Company's estimates of cash flows were reasonable at the time such estimates were made. However, the actual rates of default and/or prepayment on such assets may exceed those estimated and consequently may adversely affect the carrying values of such assets, anticipated future cash flows, results of operations and reported earnings. The Company periodically reviews its loss and prepayment assumptions in relation to current performance of the loans and market conditions and, if necessary, provides for the impairment of the respective asset. The Company's business, financial condition and results of operations could be materially adversely affected by such adjustments in the future. No assurance can be given that loan losses and prepayments will not exceed the Company's estimates or that such assets could be sold at their stated value on the balance sheet, if at all.

INTEREST RATES

         Since certain of the Company's borrowings, including borrowings under the Revolving Loan Agreement, are at variable rates of interest, the Company may be impacted by increases in interest rates. In addition, the value of its interest-earning assets and liabilities may be directly affected by the level of and fluctuations in interest rates. The Company monitors the interest rate environment and employs prefunding or other hedging strategies designed to mitigate the impact of changes in interest rates. However, there can be no assurance that the profitability of the Company would not be adversely affected during any period of changes in interest rates. A significant decline in interest rates could result in increased prepayment of outstanding loans.

         A substantial and sustained increase in interest rates could adversely affect the ability of the Company to originate loans and could reduce the gains recognized by the Company upon their securitization and sale. A significant decline in interest rates could decrease the size of the Company's residential Subordinated Certificates by increasing the level of loan prepayments. Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on mortgage loans held pending sale and the interest paid by the Company for funds borrowed under the Company's warehouse credit facilities or otherwise. In addition, inverse or flattened interest yield curves could have an adverse impact on the earnings of the Company because the loans pooled and sold by the Company have long-term rates while the senior interest in the related trusts are priced on the basis of intermediate rates.

RISKS OF HEDGING TRANSACTIONS

         The Company has in the past and may in the future enter into interest rate or foreign currency financial instruments used for hedging purposes. While intended to reduce the effects of volatility in interest rate or foreign currency price movements, such transactions could cause the Company to recognize losses depending on the terms of the instrument and the interest rate or foreign currency price movements.

FOREIGN OPERATIONS; CURRENCY RISKS

         The Company's asset management and resolution business has entered into, and intends to continue to enter into, contracts to purchase and to manage and resolve Asset Portfolios located in Canada, Mexico and Western Europe and may in the future expand into other foreign countries. Foreign operations are subject to various special risks, including currency translation risks and currency exchange rate fluctuations (which the Company intends to mitigate with currency hedging arrangements as available and economical) and exchange controls. Changes in foreign exchange rates may have an adverse effect on the Company's financial condition and results of operations. In addition, earnings of foreign operations are subject to foreign income taxes that reduce cash flow available to meet debt service requirements and other obligations of the Company, which may be payable even if the Company has no earnings on a consolidated basis.

CYCLICALITY OF AND COMPETITION IN THE ASSET MANAGEMENT BUSINESS

         The asset management business is affected by long-term cycles in the general economy. In addition, the volume of domestic Asset Portfolios available for purchase by investors or management by third party servicers such as the Company has generally declined since 1993 as large pools of distressed assets acquired by governmental agencies in the 1980's and early 1990's have been resolved or sold. The Company cannot predict what will be a normal annual volume of Asset Portfolios to be sold or outsourced for management and resolution. Moreover, future Asset Portfolio purchases will depend on the availability of Asset Portfolios offered for sale, the availability of capital and the Company's ability to submit successful bids to purchase Asset Portfolios. The acquisition of Asset Portfolios has become highly competitive in the United States. This may require the Company to acquire Asset Portfolios at higher prices thereby lowering profit margins on the resolutions of such Asset Portfolios. Under certain circumstances, the Company may choose not to bid for Asset Portfolios which it believes cannot be acquired at attractive prices. As a result of all the above factors, Asset Portfolio purchases may vary significantly from quarter to quarter.

GENERAL ECONOMIC CONDITIONS

         Periods of economic slowdown or recession, rising interest rates or declining demand for real estate may adversely affect certain segments of the Company's business. Although such economic conditions may increase the number of nonperforming loans available for sale to or for management by the Company, such conditions could adversely affect the resolution of Asset Portfolios held by the Company for its own account or managed for others, lead to a decline in prices or demand for collateral underlying Asset Portfolios or, in the case of Asset Portfolios held for the Company's own account, increase the cost of capital invested by the Company and the length of time that capital is invested in a particular Asset Portfolio, thereby negatively impacting the rate of return realized from such Asset Portfolio. Economic downturns and rising interest rates also may reduce the number of loan originations by the Company's residential mortgage banking, commercial mortgage banking and commercial finance businesses and negatively impact its securitization activity.

         In addition, periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk of default on mortgage loans and other loans and may have an adverse effect on the Company's business, financial condition and results of operations. Such periods also may be accompanied by decreased consumer demand for residential mortgages, resulting in declining values of homes securing outstanding loans, thereby weakening collateral coverage and increasing the possibility of losses in the event of default. Significant increases in homes for sale during recessionary economic periods may depress the prices at which foreclosed homes may be sold or delay the timing of such sales. There can be no assurance that the housing markets will be adequate for the sale of foreclosed homes and any material deterioration of such markets could reduce recoveries from the sale of collateral.

GOVERNMENT REGULATION

         The operations of the Company are subject to regulation by federal, state and local government authorities, as well as to various laws and judicial and administrative decisions, that impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions, and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules or regulations will not be adopted in the future that could make compliance more difficult or expensive, restrict the Company's ability to originate, purchase or sell loans, further limit or restrict the amount of interest and other charges earned on loans originated or purchased by the Company, further limit or restrict the terms of loan agreements, or otherwise adversely affect the business or prospects of the Company. There are also, among other risks, uncertainties concerning the business practice of paying back points to residential mortgage brokers.

COMPETITION

         All of the business lines in which the Company operates are highly competitive. Some of the Company's principal competitors in certain business lines are substantially larger and better capitalized than the Company. Because of these resources, these companies may be better able than the Company to obtain new customers, to acquire Asset Portfolios, to pursue new business opportunities or to survive periods of industry consolidation.

         The Company is experiencing greater competition in its residential mortgage banking business. The Company has experienced increasing competition from other Conduit Purchasers in the acquisition of Sub-prime loan portfolios. In addition, the Company expects to encounter significant competition in the Sub-prime loan origination market.

         The Company believes that its ability to acquire Asset Portfolios for its own account will be important to its future growth. Acquisitions of Asset Portfolios are often based on competitive bidding, where there are dangers of bidding too low (which generates no business), as well as of bidding too high (which could win the Asset Portfolio at an economically unattractive price). In addition, the increasing competition in this business line has caused the Company to experience decreasing profit margins in its Asset Portfolio business in order to remain a competitive bidder for Asset Portfolios and has caused the Company to redeploy its capital in other more profitable product lines.

         The Company also encounters significant competition in its other business lines. The commercial mortgage banking business is highly fragmented with certain large national competitors and significant localized competition. In addition, within the commercial loan origination and residential mortgage securitization businesses, access to and the cost of capital are critical to the Company's ability to compete. The Company must compete with numerous competitors, many of whom have superior access to capital sources and can arrange or obtain lower cost of capital for customers.

         The Company also encounters significant competition in its other business lines. The Company must compete with numerous competitors, many of which have superior access to capital sources and can arrange or obtain lower cost capital for customers.

ANTI-TAKEOVER CONSIDERATIONS

         The Company's Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with the Company's Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include a staggered Board of Directors, authorized "blank check" preferred stock, super majority voting requirements on certain matters and prohibitions against certain business combinations. The Indentures governing the Senior Subordinated Notes and Senior Notes require the Company to repurchase all outstanding Senior Subordinated Notes due 2003, Senior Subordinated Notes and Senior Notes in the event of certain change of control transactions. In addition, on May 28, 1997, the Company adopted a Stockholders Rights Plan pursuant to which rights were distributed to stockholders of record as of June 9, 1997. The Stockholders Rights Plan provides, among other things, that if a person (or group of affiliated or associated persons) acquires (or ten (10) days after the commencement of a tender offer to acquire) "beneficial ownership" of 15% or more of the outstanding shares of Common Stock, the rights previously distributed to stockholders, other than those owned by such acquiring person or group, will become exercisable. Under the Stockholders Rights Plan, the acquisition of 15% or more of the outstanding Common Stock or the completion of the tender offer will entitle the holder to purchase shares of Common Stock having a market value equal to twice the purchase price of the right. These anti-takeover provisions could have the effect of discouraging or making more difficult a merger, tender offer, other business combination or proxy contest, even if such event would be favorable to the interests of the stockholders. See "DESCRIPTION OF CAPITAL STOCK -- Delaware Law and Certain Corporate Provisions."

                           FORWARD-LOOKING STATEMENTS

         This Prospectus and any Prospectus Supplement may contain or incorporate by reference forward-looking statements. The factors identified under "Risk Factors" are important factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company (or its subsidiaries).

         Where any such forward-looking statement includes a statement of the assumptions or bases underlying such forward-looking statement, the Company cautions that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward- looking statement, the Company (or its subsidiaries), or its management, express an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe", "expect", "estimate", "project" and "anticipate" and similar expressions identify forward-looking statements.

                              RECENT DEVELOPMENTS

COMMERCIAL LENDING CORPORATION ACQUISITION

         On March 31, 1997, the Company purchased all of the outstanding capital stock of CLC, an originator, securitizer and servicer of franchise and commercial mortgage loans, for (i) 1,335,203 shares of Common Stock and (ii) an additional number of shares of Common Stock issuable periodically based on the operating performance of CLC from March 31, 1997 through March 31, 2000 (the "CLC Earnout"). In addition, the Company acquired certain management contract rights from CLC IO, a sister company of CLC, for (i) 600,336 shares of Common Stock and (ii) an additional number of shares of Common Stock to be issued after CLC's next securitization. On July 17, 1997, the Company issued an additional 159,405 shares of Common Stock to CLC IO in connection with the completion of CLC's first post-CLC Acquisition securitization and in satisfaction of the Company's obligation to issue additional shares of Common Stock to CLC IO.

OFFERING OF SENIOR SUBORDINATED NOTES DUE 2004

         On March 12, 1997, the Company completed a public offering of $192.5 million aggregate principal amount of Senior Subordinated Notes due 2004. The Senior Subordinated Notes due 2004 were registered pursuant to the Company's $250.0 million shelf registration statement, which was declared effective by the Securities and Exchange Commission on July 1, 1996. The Senior Subordinated Notes offering was the second takedown from such shelf registration statement. The first takedown was the $57.5 million offering of the Senior Notes. The price to the public of the $192.5 million second takedown was 99.701% and the underwriting discount was 2.75%. The net proceeds of the offering were used to reduce outstanding bank borrowings. The Senior Subordinated Notes due 2004 mature on March 15, 2004 and are not redeemable prior to maturity. Interest on the Senior Subordinated Notes due 2004 is payable semi-annually on March 15 and September 15 of each year, at the rate of 10% per annum beginning September 15, 1997. The Senior Subordinated Notes due 2004 are not secured.

                                USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

                              SELLING SHAREHOLDERS

         This Prospectus covers offers from time to time by each Selling Shareholder of the Common Stock owned by such person. The registration of the shares of Common Stock offered for resale hereby is pursuant to the CLC Registration Rights Agreement.

         The following table lists the name of each Selling Shareholder, the number of shares of Common Stock owned by each Selling Shareholder before this Offering, the number of shares of Common Stock that may be offered by each Selling Shareholder pursuant to this Prospectus and the number of shares of Common Stock to be owned by each Selling Shareholder upon completion of the Offering if all shares registered hereby are sold. The information below is as of the date of this Prospectus.

                                               NUMBER OF            NUMBER OF SHARES          NUMBER OF SHARES
NAME OF                                       SHARES OWNED          BEING REGISTERED            OWNED AFTER
SELLING SHAREHOLDER                        BEFORE THIS OFFERING       FOR RESALE                THIS OFFERING(1)
-------------------                        --------------------     -----------------         ------------------
CLC IO, Inc. (2)                                   56,337                    56,337                    0
Lowell Fulkerson (2) (3)                          489,388                   225,851              263,537
Todd Lindsey (2) (3)                              481,696                   481,696                    0
John Prehn (2) (3)                                493,234                   493,234                    0
Peter Wachtell (2) (3)                            493,234                   493,234                    0
Matt Moore (3)                                     81,055                    40,000               41,055

                                                ---------                 ---------              -------
TOTAL                                           2,094,944                 1,790,352 (4)          304,592
                                                =========                 =========              =======

__________________________

(1) Assumes all shares held by such Selling Shareholder and registered hereby will be offered and sold.

(2) Mr. Fulkerson, Mr. Lindsey, Mr. Prehn and Mr. Wachtell each owns 25% of the issued and outstanding shares of capital stock of CLC IO. For purposes of the disclosure set forth in this table, each of the foregoing individuals may be deemed to beneficially own the 56,337 shares of Common Stock owned of record by CLC IO. Messrs. Fulkerson, Lindsey, Prehn and Wachtell each disclaims beneficial ownership of CLC IO's shares of Common Stock. The information set forth in this table for Messrs. Fulkerson, Lindsey, Prehn and Wachtell does not reflect ownership by such individuals of any shares of Common Stock owned of record by CLC IO. CLC IO may transfer (by dividend or other distribution) some or all of its shares of Common Stock to Messrs. Fulkerson, Lindsey, Prehn and Wachtell. This Prospectus also covers sales of such shares by such individuals. On May 9, 1997, CLC IO declared a dividend of an aggregate of 544,000 shares of Common Stock, thus distributing 136,000 shares of Common Stock to each of Mr. Fulkerson, Mr. Lindsey, Mr. Prehn and Mr. Wachtell, respectively. The information set forth in this table reflects such transactions.

(3) Certain Selling Stockholders, other than CLC IO, may transfer some or all of their shares of Common Stock into trusts, limited partnerships or other limited liability entities, in which case, sales of the Common Stock may be made by such trusts, limited partnerships or other limited liability entities. This Prospectus also covers any sales of Common Stock by such trusts, limited partnerships or other limited liability entities.

(4) This Prospectus relates to an aggregate of 1,790,352 shares of Common Stock, 1,590,947 of which previously were registered on Registration Statement No. 333-25353. As of the date hereof, the Selling Shareholders had sold an aggregate of 246,000 shares of Common Stock pursuant to the Prospectus contained in Registration Statement No. 333-25353. The information set forth in this table does not reflect such sales.

         On March 31, 1997, the Company issued shares of Common Stock to the Selling Shareholders in connection with the acquisition by the Company of all the outstanding capital stock of CLC and certain management contract rights from CLC IO, a sister company of CLC. See "RECENT DEVELOPMENTS -- Commercial Lending Corporation Acquisition" for a more complete description of this transaction. In connection with the CLC Acquisition, the Company agreed to register for sale under the Securities Act the shares of Common Stock acquired by the Selling Shareholders pursuant to the CLC Acquisition. The Company and the Selling Shareholders also agreed to indemnify each other against certain civil liabilities under the Securities Act. See "DESCRIPTION OF CAPITAL STOCK -- Registration Rights" for a more complete description of the foregoing registration rights.

         On July 17, 1997, the Company issued an additional 159,405 shares of Common Stock to CLC IO pursuant to a post- closing adjustment provided for in the transaction agreements relating to the CLC Acquisition. Effective August 1, 1997, CLC IO distributed 159,404 of such shares to CLC IO's shareholders as follows: 39,851 shares to Mr. Fulkerson, 39,851 shares to Mr. Lindsey, 39,851 shares to Mr. Prehn and 39,851 shares to Mr. Wachtell. CLC IO retained one such share of Common Stock to avoid the issuance of fractional interests therein. See "RECENT DEVELOPMENTS -- Commercial Lending Corporation Acquisition" for a more complete description of the CLC Acquisition.

         Messrs. Fulkerson, Lindsey, Prehn, Wachtell and Moore owned all of the outstanding capital stock of CLC prior to the CLC Acquisition. Messrs. Fulkerson, Lindsey, Prehn, Wachtell and Moore each was a director and officer of CLC. Messrs. Fulkerson, Lindsey, Prehn and Moore each continues to serve (pursuant to respective employment agreements with the Company) as an officer of CLC, which now is a wholly-owned subsidiary of the Company. Mr. Wachtell now serves as a consultant to CLC pursuant to a consulting agreement with the Company. Messrs. Fulkerson, Lindsey, Prehn and Wachtell are stockholders of CLC IO.

                          DESCRIPTION OF CAPITAL STOCK

         The Company is authorized to issue 150,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. As of August 29, 1997, the Company had issued and outstanding 36,404,662 shares of Common Stock and no shares of Preferred Stock. As of such date, there were approximately 2,800 holders of record of the outstanding shares of Common Stock.

         The following summary of the Company's Common Stock and Preferred Stock is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation"), its Amended and Restated Bylaws (the "Bylaws"), and the Delaware General Corporation Law, as amended (the "DGCL").

COMMON STOCK

         Subject to such preferential rights as may be granted by the Board of Directors in connection with any issuances of Preferred Stock, holders of shares of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors in its discretion from funds legally available therefor. Since October 1995, the Company has not paid cash dividends. The Board of Directors currently intends to retain all earnings to support anticipated growth in the current operations of the Company and to finance future expansion. The Company's Revolving Loan Agreement and the indentures governing certain of the Company's debt securities restrict the payment of cash dividends unless certain earnings tests are satisfied. Additional restrictions on the payment of cash dividends may be imposed in connection with future issuances of Preferred Stock and indebtedness by the Company. Further declarations and payments of cash dividends, if any, will also be determined in light of then-current conditions, including the Company's earnings, operations, capital requirements, liquidity, financial condition, restrictions in financing agreements and other factors deemed relevant by the Board of Directors. Upon the liquidation, dissolution or winding up of the Company, after payment of creditors, the remaining net assets of the Company will be distributed pro rata to the holders of Common Stock, subject to any liquidation preference of the holders of additional shares or series of Preferred Stock which may then be outstanding. There are no preemptive rights, conversion rights, or redemption or sinking fund provisions with respect to the shares of Common Stock. All of the outstanding shares of Common Stock are duly and validly authorized and issued, fully paid and non-assessable.

         Holders of Common Stock are entitled to one vote per share of Common Stock held of record on all such matters submitted to a vote of the shareholders. With respect to any act or action required of or by the holders of the Common Stock, the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at a meeting and entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or actions, except as otherwise provided by law or in the Certificate of Incorporation. The DGCL requires the approval of the holders of a majority of the outstanding stock entitled to vote for certain extraordinary corporate transactions, such as a merger, sale of substantially all assets, dissolution or amendment of the Certificate of Incorporation. Holders of the shares of Common Stock do not have cumulative voting rights. As a result, the holders of a majority of the outstanding shares of Common Stock voting for the election of directors can elect all the directors, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any persons to the Board of Directors.

PREFERRED STOCK

         The Board of Directors may, without approval of the Company's shareholders, from time to time, authorize the issuance of Preferred Stock in one or more series for such consideration and, within certain limits, with such relative rights, preferences and limitations as the Board of Directors may determine. The relative rights, preferences and limitations that the Board of Directors has the authority to determine as to any such series of Preferred Stock include, among other things, dividend rates, voting rights, conversion rights, redemption rights and liquidation preferences. Because the Board of Directors has the power to establish the relative rights, preferences and limitations of each series of Preferred Stock, it may afford to the holders of any such series preferences and rights senior to the rights of the holders of shares of Common Stock. In connection with the Stockholder Rights Plan described below, the Board of Directors has authorized the issuance of 100,000 shares of Series A Preferred Stock. As of September 18, no shares of Series A Preferred Stock have been issued. Although the Board of Directors has no intention at the present time of doing so, it could cause the issuance of additional shares or series of Preferred Stock that could discourage an acquisition attempt or other transaction that some, or a majority of, the shareholders might believe to be in their best interest or in which the shareholders might receive a premium for their shares of Common Stock over the market price of such shares.

STOCKHOLDER RIGHTS PLAN

         On May 28, 1997, the Board of Directors of the Company declared a dividend of one right to purchase one one- thousandth of a share of Series A Preferred Stock (a "Right") for each outstanding share of Common Stock to the holders of record on June 9, 1997 and authorized and directed the issuance of one Right with respect to each share of Common Stock that shall become outstanding prior to the occurrence of certain terminating events. The Rights were issued with a purchase price of $125 per one one-thousandth of a share of Series A Preferred Stock (the "Purchase Price"). Currently, the Rights trade with the shares of Common Stock. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and The Bank of New York, as Rights Agent (the "Rights Agent").

         The Purchase Price, the number and kind of shares covered by each Right and the number of Rights outstanding are subject to adjustment from time to time to prevent dilution upon the occurrence of certain events described in the Rights Agreement. The Rights will separate from the Common Stock upon the earlier of (i) ten (10) business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of fifteen percent (15%) or more of the outstanding shares of Common Stock (the "Stock Acquisition Date"), or (ii) ten (10) business days (or such later date as the Board of Directors shall determine) following the commencement of a tender or exchange offer that would result in a person or group beneficially owning fifteen percent (15%) or more of such outstanding shares of Common Stock. The date the Rights separate is referred to as the "Distribution Date." The Rights are not exercisable until the Distribution Date and will expire at the close of business on June 9, 2007, unless earlier redeemed by the Company as described
below.    As soon as practicable after the Distribution Date, Rights
Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates will represent the Rights.

         In the event that (i) the Company is the surviving corporation in a merger or other business combination with an Acquiring Person (or any associate or affiliate thereof) and its Common Stock remains outstanding and unchanged,
(ii) any person shall acquire beneficial ownership of more than fifteen percent (15%) of the outstanding shares of Common Stock (except pursuant to (A) certain consolidations or mergers involving the Company or sales or transfers of the combined assets, cash flow or earning power of the Company and its subsidiaries or (B) an offer for all outstanding shares of Common Stock at a price and upon terms and conditions which a majority of the Disinterested Directors (as defined below) determines to be in the best interests of the Company and its stockholders), or (iii) there occurs a reclassification of securities, a recapitalization of the Company or any of certain business combinations or other transactions (other than certain consolidations and mergers involving the Company and sales or transfers of the combined assets, cash flow or earning power of the Company and its subsidiaries) involving the Company or any of its subsidiaries which has the effect of increasing by more than 1% the proportionate share of any class of the outstanding equity securities of the Company or any of its subsidiaries beneficially owned by an Acquiring Person

(or any associate or affiliate thereof), each holder of a Right (other than the Acquiring Person and certain related parties) will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Purchase Price of the Right. However, Rights are not exercisable following the occurrence of any of the events described above until such time as the Rights are no longer redeemable by the Company as described below. Notwithstanding any of the foregoing, following the occurrence of any of the events described in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void.

         In the event that, at any time following the Stock Acquisition Date,
(i) the Company enters into a merger or other business combination transaction in which the Company is not the surviving corporation, (ii) the Company is the surviving corporation in a consolidation, merger or similar transaction pursuant to which all or part of the outstanding shares of Common Stock are changed into or exchanged for stock or other securities of any other person or cash or any other property or (iii) more than 50% of the combined assets, cash flow or earning power of the Company and its subsidiaries is sold or transferred (in each case other than certain consolidations with, mergers with and into, or sales of assets, cash flow or earning power by or to subsidiaries of the Company as specified in the Rights Agreement), each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right. The events described in this paragraph and in the preceding paragraph are referred to as "Triggering Events."

         At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may, without payment of the Purchase Price by the holder, exchange the Rights (other than Rights owned by such person or group, which will become void), in whole or in part, for shares of Common Stock at an exchange ratio of one-half the number of shares of Common Stock (or in certain circumstances Preferred Stock) for which a Right is exercisable immediately prior to the time of the Company's decision to exchange the Rights (subject to adjustment).

         The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company in a manner which causes the Rights to become exercisable. The Company believes, however, that the Rights should neither affect any prospective offeror that is willing to negotiate with the Board of Directors of the Company nor interfere with any merger or other business combination approved by the Board of Directors of the Company. At any time until 10 business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, shares of Common Stock or other consideration deemed appropriate by the Board of Directors).

         Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date; provided, that any amendments after the Stock Acquisition Date must be approved by a majority of the Disinterested Directors. The term "Disinterested Director" means any member of the Board of Directors of the Company who was a member of the Board prior to the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Disinterested Directors, but shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, inconsistency or defect, to make changes which do not adversely affect the interest of holders of Rights (excluding the interest of any Acquiring Person) or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the





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Rights are not redeemable; and, provided, that any amendments after the Stock
Acquisition Date must be approved by a majority of the Disinterested Directors.

         Copies of the Rights Agreement are also available free of charge from the Rights Agent. The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

DELAWARE LAW AND CERTAIN CORPORATE PROVISIONS

         The Company is subject to the provisions of Section 203 of the DGCL. In general, this statute prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a "business combination" with an "interested shareholder" for a period of three years after the date of the transaction in which the person becomes an interested shareholder, unless either (i) prior to the date at which the shareholder became an interested shareholder the Board of Directors approved either the business combination or the transaction in which the person became an interested shareholder, (ii) the shareholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in certain employee stock plans) upon consummation of the transaction in which the shareholder became an interested shareholder or (iii) the business combination is approved by the Board of Directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested shareholder) at a meeting of the shareholders (and not by written consent) held on or subsequent to the date on which the person became an "interested shareholder" of the business combination. An "interested shareholder" is a person who, together with affiliates and associates, owns (or is an affiliate or associate of the corporation and, together with affiliates and associates, at any time within the prior three years did own) 15% or more of the corporation's voting stock and the affiliates and associates of such person.
Section 203 defines a "business combination" to include, without limitation, mergers, consolidations, stock sales and asset based transactions and other transactions resulting in a financial benefit to the interested shareholder.

         The Company's Certificate of Incorporation and Bylaws contain a number of provisions relating to corporate governance and to the rights of shareholders. Certain of these provisions may be deemed to have a potential "anti-takeover" effect in that such provisions may delay, defer or prevent a change of control of the Company. These provisions include (i) the classification of the Board of Directors into three classes, each class serving for staggered three-year terms; (ii) the authority of the Board of Directors to determine the size of the Board of Directors, subject to certain minimums and maximums; (iii) the authority of certain members of the Board of Directors to fill vacancies on the Board of Directors; (iv) a requirement that special meetings of shareholders may be called only by the Board of Directors, the Chairman of the Board or holders of at least one-tenth of all the shares entitled to vote at the meeting; (v) the elimination of shareholder action by written consent; (vi) the authority of the Board of Directors to issue series of Preferred Stock with such voting rights and other powers as the Board of Directors may determine; (vii) the requirement that the Article in the Certificate of Incorporation creating the staggered board may only be amended by the vote of at least 66 2/3% of the voting securities of the Company; and
(viii) a requirement that any business combinations between the Company and a beneficial owner of more than five percent of any class of an equity security of the Company must be approved by the holders of a majority of the Company's securities, excluding those securities held by such beneficial owner, voted at a meeting called for the purpose of approving such business combination.

INDEMNIFICATION AND LIMITED LIABILITY

         The Company's Certificate of Incorporation and Bylaws require the Company to indemnify the directors and officers of the Company to the fullest extent permitted by law. In addition, as permitted by the DGCL, the Company's Certificate of Incorporation and Bylaws provide that no director of the Company will be personally liable to the Company or its shareholders for monetary damages for such director's breach of duty as a director. This limitation of liability does not relieve directors from liability for (i) any breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) any liability under Section 174 of the DGCL for unlawful distributions, or (iv) any transaction from which the director derived an improper personal benefit. This provision of the Certificate of Incorporation will limit the remedies available to a shareholder who is dissatisfied with a decision of the Board of Directors protected by this provision, and such shareholder's only remedy in that circumstance may be to bring a suit to prevent the action of the Board of Directors. In many situations, this remedy may not be effective, including instances when shareholders are not aware of a transaction or an event prior to action of the Board of Directors in respect of such transaction or event.

         Subject to certain limitations, the Company's executive officers and directors are insured against losses arising from claims made against them for wrongful acts which they may become obligated to pay or for which the Company may be required to indemnify them.

REGISTRATION RIGHTS

         In connection with the CLC Acquisition, the Company entered into an agreement granting registration rights (the "CLC Registration Rights Agreement") to (i) the former owners of CLC, including the Selling Shareholders, and (ii) CLC IO. Pursuant to the CLC Registration Rights Agreement, these holders may exercise demand or "piggyback" registration rights with respect to shares of Common Stock paid to them at the closing of the CLC Acquisition or subsequently paid to them pursuant to the CLC Earnout. The Company is obligated to register Common Stock up to three times pursuant to the demand registration rights provisions of the CLC Registration Rights Agreement. The registration rights cease to apply to shares of Common Stock when such shares (i) have been effectively registered under the Securities Act and sold or distributed pursuant to an effective registration statement or (ii) have become eligible to be sold or distributed pursuant to Rule 144 (within the then-applicable volume limitation pursuant to Rule 144(e)) or Rule 144(k). These registration rights are subject to certain conditions and limitations, including the right of underwriters to restrict the number of shares offered in a "piggyback" registration.

         In addition, the Company has entered into an agreement granting registration rights (the "Prior Registration Rights Agreement") with certain holders of Common Stock including Mr. James P. Cotton, Jr. and Mr. Gerald E. Eickhoff (both of whom are directors of the Company). Pursuant to the Prior Registration Rights Agreement, these holders may exercise demand or "piggyback" registration rights with respect to shares of Common Stock held by them. The Company is obligated to register stock on only two occasions pursuant to the demand registration rights. The Prior Registration Rights Agreement has a term of three years for demand registration rights and five years for "piggyback" registration rights. These registration rights are subject to certain conditions and limitations, including the right of underwriters to restrict the number of shares offered in a registration.

OTHER MATTERS

         The Common Stock is quoted as a national market security by the NASDAQ Stock Market, Inc. The Common Stock is identified as such market by the symbol "AMMB." The Bank of New York, New York, New York, is the transfer agent and registrar for the Common Stock.

                              PLAN OF DISTRIBUTION

         The shares of Common Stock covered hereby may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at market prices prevailing at the time of the sale, at prices related to the then prevailing market price or in negotiated transactions, including pursuant to an underwritten offering or pursuant to one or more of the following methods: (i) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (ii) ordinary brokerage transactions and transactions in which a broker solicits purchasers; and (iii) block trades in which a broker-dealer so engaged will attempt to sell the shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate. Broker- dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale.

         In connection with the sale of shares of Common Stock covered hereby, underwriters or agents may receive compensation from the Selling Shareholders or from purchasers of the shares of Common Stock covered hereby for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell shares of Common Stock to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agents. Underwriters, dealers and agents that participate in the distribution of shares of Common Stock covered hereby may be deemed to be underwriters, and any discounts or commissions received by them from the selling Shareholders and any profit on the resale of shares of Common Stock by them may be deemed to be underwriting discounts and commissions under the Securities Act.

         The CLC Registration Rights Agreement provides that the Company will indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act.

         This Offering will terminate on the earlier of (i) the date on which all shares offered hereby have been sold by the Selling Shareholders or (ii) the 120th day after the date hereof.

                                 LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by L. Keith Blackwell, General Counsel of the Company. Mr. Blackwell currently owns beneficially 8,904 shares of Common Stock (excluding 10,501 unvested shares allocated under the Company's restricted stock plan) and holds options to purchase 46,165 shares of Common Stock.

                                    EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated balance sheets of Quality as of September 30, 1995 and 1996, and the consolidated statements of income, stockholders' equity and cash flows for each of the two years in the period ended September 30, 1996, incorporated by reference in this Prospectus, have been incorporated by reference herein in reliance of the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.





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